Exhibit 99.1

GENENTECH AND SEATTLE GENETICS ANNOUNCE EXCLUSIVE

GLOBAL LICENSING AGREEMENT FOR DEVELOPMENT AND

COMMERCIALIZATION OF SGN-40

— Seattle Genetics to Hold Conference Call Today at 4:30 p.m. ET —

SOUTH SAN FRANCISCO, Calif. and BOTHELL, Wash. — January 8, 2007 — Genentech (NYSE: DNA) and Seattle Genetics, Inc. (Nasdaq: SGEN) today announced that they have entered into an exclusive worldwide license agreement for the development and commercialization of SGN-40. SGN-40 is a humanized monoclonal antibody currently in Phase I and Phase II clinical trials for multiple myeloma, chronic lymphocytic leukemia and non-Hodgkin’s lymphoma.

Under the terms of the agreement, Seattle Genetics will receive an upfront payment of $60 million, potential milestone payments exceeding $800 million and escalating double-digit royalties on annual net sales of SGN-40. The milestone payments, which are dependent upon clinical and regulatory events across multiple disease indications worldwide, as well as attainment of certain annual net sales levels, include $20 million in committed payments during the first two years of the agreement. Genentech will fund future research, development, manufacturing and commercialization costs. Seattle Genetics will continue certain Phase I and Phase II clinical trials and development activities, the costs of which will be reimbursed by Genentech. Seattle Genetics also has an option for co-promotion rights on SGN-40 in the U.S. The completion of the agreement may be subject to Hart-Scott-Rodino approval under United States antitrust laws and customary closing conditions.

“This alliance enables us to accelerate and expand development of SGN-40 while we continue to advance our other promising clinical and preclinical development programs,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “Genentech’s oncology development expertise, commercial leadership and history of successful strategic alliances make it an ideal collaborator to bring the potential benefits of SGN-40 to patients.”

“We are very interested in the encouraging activity of SGN-40 observed in early clinical trials and we look forward to developing this antibody with Seattle Genetics, in addition to continuing our ongoing collaboration on antibody-drug conjugates,” said Hal Barron, M.D., senior vice president, Development and chief medical officer for Genentech. “SGN-40 supports our commitment to developing new hematology therapeutics that may provide novel treatment approaches for a variety of serious hematologic diseases.”

About SGN-40

SGN-40 is a humanized monoclonal antibody that targets the CD40 antigen, which is highly expressed on most B lineage hematologic malignancies including non-Hodgkin’s lymphoma, multiple myeloma and chronic lymphocytic leukemia. CD40 is also found on many types of solid tumors, including bladder, renal and ovarian cancer, and may play a role in immunologic diseases.

Positive Phase I data were reported last month at the annual meeting of the American Society of Hematology demonstrating that SGN-40 is well tolerated and induces objective antitumor activity in patients with relapsed or refractory non-Hodgkin’s lymphoma. Based on these results, Seattle Genetics initiated a single-agent Phase II study designed to assess the antitumor activity, tolerability and pharmacokinetic profile of SGN-40 in patients with relapsed or refractory diffuse large B-cell lymphoma in December 2006. In addition, SGN-40 is being evaluated in Phase I clinical trials for relapsed or refractory multiple myeloma and chronic lymphocytic leukemia.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to further discuss the agreement. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be available from the Seattle Genetics website at http://www.seattlegenetics.com, under the News and Investor Information section, or by calling (800) 218-8862 (domestic) or (303) 262-2175 (international). A replay of the discussion will be available beginning at approximately 3:30 p.m. PT today from Seattle Genetics’ website or by calling (800) 405-2236 (domestic) or (303) 590-3000 (international), using passcode 11081068. The telephone replay will be available until 6:00 p.m. PT on Friday, January 12, 2007.

About Seattle Genetics

Seattle Genetics is a biotechnology company developing monoclonal antibody-based therapies for the treatment of multiple types of cancer, including non-Hodgkin’s lymphoma, multiple myeloma, acute myeloid leukemia and Hodgkin’s disease. The company has also developed proprietary antibody-drug conjugate (ADC) technology comprised of highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. In addition to its worldwide development agreement for SGN-40 with Genentech, Seattle Genetics currently has license agreements for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Genentech, Bayer, CuraGen, Progenics and MedImmune. More information can be found at http://www.seattlegenetics.com.

About Genentech Founded more than 30 years ago, Genentech is a leading biotechnology company that discovers, develops, manufactures and commercializes biotherapeutics for significant unmet medical needs. A considerable number of the currently approved biotechnology products originated from or are based on Genentech science. Genentech manufactures and commercializes multiple biotechnology products and licenses several additional products to other companies. The company has headquarters in South San Francisco, California and is listed on the New York Stock Exchange under the symbol DNA. For additional information about the company, please visit http://www.gene.com.

Certain of the statements made in this press release are forward-looking, such as those, among others, relating to the therapeutic benefit and future advancement of SGN-40 by Seattle Genetics or Genentech. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks related to adverse clinical results as SGN-40 advances in clinical trials, such as patients exhibiting progressive disease or severe adverse events, as well as the inability to achieve certain milestones or net sales levels. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release contains a forward-looking statement regarding the development of SGN-40. Such statement is a prediction and involves risks and uncertainties such that the actual result may differ materially. Among other factors, the development of SGN-40 could be affected by a number of factors, including unexpected safety, efficacy or manufacturing issues, additional time requirements for data analyses and decision making, the need for additional clinical studies, intellectual property or contract rights, FDA actions or delays, the failure to obtain or maintain FDA approval. Please also refer to Genentech’s periodic reports filed with the Securities and Exchange Commission. Genentech disclaims, and does not undertake, any obligation to update or revise the forward-looking statement in this press release.

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Genentech Media Contact:	Caroline Pecquet
650-467-7078
Genentech Investor Contact:	Sue Morris
650-225-6523

Seattle Genetics Media Contact:	Aline Schimmel
WeissComm Partners
201-294-9560
Seattle Genetics Investor Contact:	Peggy Pinkston
Corporate Communications
425-527-4160